Exhibit 99.1

Contact Information:

Investors:

Brainerd Communicators, Inc.

Corey Kinger

(212) 986-6667

FOR IMMEDIATE RELEASE

CYNTHIA ELKINS TO JOIN WEIGHT WATCHERS’ BOARD OF DIRECTORS

NEW YORK, N.Y., March 13, 2014 – Weight Watchers International, Inc. (NYSE: WTW) today announced the unanimous election of Cynthia Elkins as a member of the Company’s Board of Directors effective as of March 30, 2014, the beginning of the Company’s second quarter of fiscal 2014. Ms. Elkins will also serve on the Audit Committee of the Company’s Board of Directors.

“I am very pleased to welcome Cindy to our Board of Directors,” commented Raymond Debbane, the Company’s Chairman of the Board. “Given the growing importance of technology in increasing the engagement and improving the experience for our members and subscribers, we are excited to have someone with Cindy’s experience in the information technology field as a member of our Board of Directors and we look forward to benefitting from her deep expertise.”

Ms. Elkins, 48, has over 25 years of commercial information technology systems, software applications and supplier network solutions experience at several information technology service companies. Since March 2011, she has served as the Vice President of IT Americas at Genentech, a member of the Roche Group, a leading biotechnology company. She previously served as Genentech’s Senior Director of IT Enterprise Applications from December 2007 to February 2011. Prior to joining Genentech, Ms. Elkins was Vice President of Supplier Solutions and Commerce Services at Ariba, Inc. and Vice President of Product Engineering at ATP Inc. Prior to that, she held various IT positions at Aspect Telecommunications, VeriFone and Digital Equipment Corporation. Ms. Elkins received a B.S. in Applied Mathematics from the University of California, Los Angeles and an M.B.A. from Santa Clara University.

“Weight Watchers has long been a brand associated with counteracting the serious obesity issues facing people today,” commented Ms. Elkins. “I look forward to helping the Company apply technology in ways that help members and subscribers improve their well-being.”

Ms. Elkins will serve the remainder of the term of John F. Bard, a Class I director who passed away on November 10, 2013, and will stand for re-election to the Board of Directors at the Company’s 2014 annual meeting of shareholders.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 40,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based provider of these products in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).